Exhibit 10.11
AMENDMENT NUMBER ONE
TO THE
SUNTRUST RESTORATION PLAN

The SunTrust Banks, Inc. Restoration Plan, amended and restated effective May 31, 2011 (the “Restoration Plan”), is amended as set forth below, effective as of January 1, 2012.

1.	The Preamble of the Restoration Plan is revised to add two new paragraphs at the end to read as follows:

Effective January 1, 2012, this Plan is amended to cease the accrual of benefits for all Participants at the end of business on December 31, 2011. On and after the freeze of the Plan, no new Participants will be admitted to the Plan, and for existing Participants, no additional compensation or service will be considered to determine benefit amounts. Service on and after January 1, 2012 will continue to be considered for vesting purposes, and Interest Credits will continue to accrue on a Participant’s Restoration Benefit in accordance with Section 3.3.

Notwithstanding anything herein or in any individual agreement a Participant has to the contrary, if a Participant is subject to the terms of an individual agreement (including a change in control agreement) with the Company or an Affiliate that provide for the crediting of additional age and/or service under the Plan upon certain types of terminations of employment (an “Individual Agreement”), no such age or service crediting will occur after the end of business on December 31, 2011 for purposes of determining benefit accruals under the Plan. However, any such applicable age and/or service credits provided for in an Individual Agreement will continue to be considered for vesting purposes under the Plan.

2.	The definition of “Compensation” in Article 1 is amended to add a new sentence at the end to read as follows:

Notwithstanding anything herein to the contrary, Compensation shall not include any compensation received after the end of business on December 31, 2011.

3.	The definition of “Vesting Service” in Article 1 is amended to add a new sentence at the end to read as follows:

Notwithstanding the freeze on benefits in the Plan at the end of business on December 31, 2011, a Participant’s service on and after January 1, 2012 will continue to be considered Vesting Service for purposes of vesting.

4.	Article II is amended to add a new paragraph at the end to read as follows:

Notwithstanding anything herein to the contrary, effective on and after January 1, 2012, no Employee shall be eligible to enter the Plan. Participants as of January 1, 2012 with a Restoration Benefit will continue to be Participants, but shall not be eligible to accrue any additional Pay Credits after the end of business on December 31, 2011.

5.	Section 3.1 is amended to add a new paragraph at the end to read as follows:
Notwithstanding anything herein to the contrary, the Restoration Benefits of all Participants shall be frozen and cease to accrue at the end of business on December 31, 2011; provided however, Interest Credits shall continue to accrue in accordance with Section 3.3.

6.	The last sentence in Section 3.3 is revised to read as follows:

Notwithstanding the freeze on benefits in the Plan at the end of business on December 31, 2011, Participants shall continue to receive Interest Credits to their Accounts through the end of the Crediting Period immediately preceding their Benefit Commencement Date.